Exhibit 7.1

WY Secretary of State
FILED: 06/25/2019 08:25 AM
Original ID: 2011-000601911
Amendment ID: 2019-002576349

WY Secretary of State
FILED: 06/25/2019 08:25 AM
Original ID: 2018-000802448
Amendment ID: 2019-002576350

ARTICLES OF MERGER OF

THERAPY CELLS, INC.

(a Wyoming Corporation)

AND

XTRA BITCOIN INC

(a Wyoming Corporation)

In accordance with Article 11 of the Wyoming Business Corporations Act, the undersigned, Paul Knudson, being the President/Director of Therapy Cells, Inc., a Wyoming corporation, and Paul Knudson, being the President/Director of XTRA Bitcoin Inc., a Wyoming corporation, DOES HEREBY CERTIFY as follows:

1. The constituent organizations are Therapy Cells, Inc., a Wyoming corporation (ID No. 2011-000601911) and XTRA Bitcoin Inc., a Wyoming corporation (ID No. 2018-000802448).
2. A Plan of Merger, attached hereto as "Exhibit A", has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Article 11 of the Wyoming Business Corporations Act and approved by a majority vote of the shareholders of each constituent corporation;
3. The surviving corporation shall be Therapy Cells, Inc. which shall concurrent with this merger, amend its Articles of Incorporation to change its name to XTRA Bitcoin Inc.
4. The surviving corporation, fka Therapy Cells Inc, now re-named to be XTRA Bitcoin Inc., will be a Wyoming corporation and its (Therapy Cells Inc) Amended Articles of Incorporation (Amendment ID: 2014-001654608) as currently filed with the Secretary of State of the State of Wyoming shall be the Articles of Incorporation of the surviving corporation;
5. The executed agreement of merger is on file at the principal place of business of the surviving corporation, 917 Bobwhite Street, Fruitland, Idaho 83619;
6. A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation;
7. This certificate shall become effective at 5:00 p.m. MST on the date it is filed.

RECEIVED
JUN 24 2019
Secretary of State
Wyoming

INWITNESS WHEREOF, the undersigned has signed his name and affirmed that this instrument is in the act and deed of the corporation and that the statements herein are true, under penalties of perjury, this June 21, 2019. Therapy 2 Cells, Inc. ( t o / be known hereafter as: XTRA Bitcoin Inc ) ' - I , 1a l ' - ,/' 0.,' ,/' " J' "' - ' cpt_."..eY"4 I/ Paul Knudson - President and Director

Exhibit "A" AGREEMENT AND PLAN OF MERGER BETWEEN: Therapy Cells, Inc., (a Wyoming Corporation) having a place of business at 1712 Pioneer Ave Ste 500, Cheyenne, WY 82001. (TCEL) AND: XTRA Bitcoin Inc., (a Wyoming Corporation) having a place of business at 917 Bobwhite Street, Fruitland, Idaho 83619 (XTRA) WHEREAS: This Agreement and Plan of Merger (this "Agreement") is made and entered into as of May 31, 2019 between TCEL and XTRA. TCEL and XTRA are also referred to as the "Constituent Corporations". A. TCEL is a corporation duly organized and existing under the laws of the State of Wyoming and on the date hereof, has authorized capital consisting of 2,900,000,000 common shares, par value $0.0001 of which 1,948,318,345 shares are issued and outstanding, and 100,000,000 preferred shares, par value $0.0001 of which 225,110 Preferred A Stock shares are issued and outstanding, and 830,047 Preferred E Stock shares are issued and outstanding as of May 7, 2019. TCEL Stock is identified as CUSIP NUMBER 88337C102 and trades under the symbol "TCEL". B. XTRA is a corporation duly organized and existing under the laws of the State of Wyoming and on the date hereof has authorized capital consisting of Unlimited common shares with no par value with 14,236,055 issued and outstanding based on $0.01 value, and 500,000,000 preferred shares of no par value with O (zero) issued and outstanding, as of May 7, 2019. C. Each of the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of Constituent Corporations and their respective shareholders that TCEL and XTRA be merged together for the purpose of pursuing bitcoin mining in a publicly trading entity.

D. By director's resolution dated May 31, 2019, the Board of Directors of TCEL has approved the Plan of Merger embodied in this Agreement. E. By director's resolution dated May 31, 2019, the Board of Directors of XTRA has approved the Plan of Merger embodied in this Agreement. F. By shareholder's consent resolution dated May 31, 2019, the majority of the shareholders of TCEL have approved the Plan of Merger embodied in this Agreement. G. By shareholder's consent resolution dated May 31, 2019, the majority of the shareholders of XTRA have approved the Plan of Merger embodied in this Agreement. NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows: 1. THE MERGER 1. The Merger Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), XTRA shall be merged with and into TCEL in accordance with the applicable laws of the State of Wyoming (the "Merger''). The separate existence of XTRA Bitcoin Inc - Wyoming Filing ID 2018 - 000802448 shall cease and Therapy Cells, Inc - Wyoming Filing ID 2011 - 000980617 shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Wyoming. 2. Effective Date The merger shall become effective on the date and at the time of filing of this Articles of Merger and Agreement and Plan of Merger, in substantially the same form with the Secretary of State of the State of Wyoming (the "Effective Date"), all after satisfaction of the requirements of the applicable laws prerequisite to such filings, including without limitation the approval of the shareholders of XTRA. 3. Certificate of Incorporation On the Effective Date, the Certificate of Incorporation of TCEL, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

4. B ylaws On the Effective Date, the Bylaws of TCEL, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation. 5. Amend Name of Surviving Corporation On the Effective Date, the Surviving Corporation shall Amend its Articles of Incorporation to change its name to XTRA Bitcoin Inc. 6. Directors and Officers The directors and officers of the Surviving Corporation immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation, or the Bylaws of the Surviving Corporation. 2. CONVERSION OF SHARES 1. TCEL common stock Upon the Effective Date, to facilitate a merger of equals, The Board of Directors of the Surviving Corporation, Therapy Cells Inc (TCEL) shall affect a Reverse Split of 40 into 1 common share thereby reducing the Issued and Outstanding common shares from 1,948,318,345 to 48,707,959 more or less to achieve valuation parity of $0.01 per share. Historical past market analysis reveals that TCEL stock price has maintained a range of .0002 to .0003 for an average market price of .00025. To match TCEL's share valuation with XTRA Bitcoin Inc's $0.01 per share valuation, TCEL shall conduct a Reverse Split at 40 to 1 to bring TCEL avg market price to $0.01 (40 x .00025 = $0.01). No fractional shares wiU be issued and each fractional share portion shall be rounded up to a whole share. 2. XTRA common stock After the Reverse Split of the Surviving Corporation's Issued and Outstanding common shares, the Surviving Corporation will issue a total of 14,236,055 common shares to the XTRA equity holders based upon a valuation of $0.01 per share. Of these, 2,503,914 freely trading shares _shall be issued to the minority XTRA equity holders, and 6,901,253 restricted shares shall be issued to various XTRA equity holders controlled by Surviving Entity director/president PauJ Knudson, and 4,830,888 restricted shares shall be issued to XTRA equity holder and Surviving Entity officer Mary A Veatch.

3. XTRA's Options, Warrants. or Convertible Debts XTRA has no Issued or Outstanding Options, Warrants or Convertible Debts and none will be acknowledged or assumed by the Surviving Corporation upon the Effective Date. 4. Exchange of Certificates Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation, as promptly as practicable after the Effective Date, a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein. 3. EFFECT OF THE MERG E R 1. Rights, Privileges, etc. On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of TCEL and XTRA; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of TCEL and XTRA on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in TCEL or XTRA, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors or TCEL and XTRA shall be preserved unimpaired, and all liens upon the property of TCEL or XTRA shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it. 2. Further Assurances From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf XTRA such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of XTRA and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of XTRA or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments. 4.GENERAL 1. Abandonment At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either TCEL or XTRA or both, notwithstanding the approval of this Agreement by the shareholders of XTRA. 2. Amendment At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either TCEL or XTRA or both; provided, however that an amendment made subsequent to the adoption of this Agreement by the shareholders of XTRA shall not alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the rights or the shareholders of XTRA. 3. Governing Law This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Wyoming and, so far as applicable, the merger provisions of the Wyoming Business Corporation Act. 4. Counterparts In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original. 4.5 Electronic Means Delivery of an executed copy of this Agreement by email, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written. Paul Knudson, • President and Director - n, President and Director

STATE OF WYOMING Office of the Secretary of State I, EDWARD A BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled. CERTIFICATE OF MERGER XTRA Bitcoin Inc (Wyoming) (Qualified Non - survivor) Merged into Therapy Cells, Inc. (Wyoming) (Qualified Survivor) I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 25th day of June, 2019. ' )I, ,.,L,.,.,.._ Secretary of e By: ----- K - it N - elson ----- Filed Date: 06/25/2019 Page 1 of 1